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                                                                EXHIBIT (c)(5)


                                  ACORDIA, INC.
                      DIRECTORS DEFERRED COMPENSATION PLAN


                                   ARTICLE I.

                     INTRODUCTION AND RESTATEMENT OF PURPOSE

                  This instrument is a continuation and complete restatement, effective January 1, 1995, of the Acordia, Inc. Directors Deferred Compensation Plan (the "Plan"), originally effective April 1, 1992. The purpose of the Plan is to allow Eligible Directors to elect whether to receive or defer payment of Compensation.
                                   ARTICLE II.
                      DEFINITIONS AND RULES OF CONSTRUCTION

                  Section 2.1. Definitions. As used in the Plan, the following words and phrases, when capitalized, shall have the following meanings except where used in a context that plainly requires a different meaning:

                  (a) "Accounts" means, with respect to a Participant, his Cash Deferral Account and his Stock Deferral Account.

                  (b) "Affiliate" has the meaning given to that term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

                  (c) "Beneficiary" means, with respect to a Participant, the person or persons designated pursuant to Section 6.4 to receive payments under the Plan in the event of the Participant's death.

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                  (d) "Board of Directors" means the Company's board of
         directors.

                  (e) "Cash Compensation" means, with respect to an Eligible Director, (1) meeting fees payable to the Eligible Director; and (2) retainers payable to the Eligible Director, to the extent the Eligible Director has elected to have those retainers paid in the form of cash.

                  (f) "Cash Deferral Account" means the bookkeeping account used to record a Participant's interest attributable to his deferred Cash Compensation and any cash dividends paid on Common Stock credited to his Stock Deferral Account.

                  (g) "Committee" means the Committee appointed pursuant to
         Article III to administer the Plan.

                  (h) "Common Stock" means the common stock, par value $1.00 per share, of the Company.

                  (i) "Company" means Acordia, Inc.

                  (j) "Compensation" means, with respect to an Eligible Director, the Cash Compensation and the Stock Compensation earned by the Eligible Director for his serving in that capacity.

                  (k) "Deferral Agreement" means the written agreement entered into between an Eligible Director and the Company pursuant to which the Eligible Director elects to defer Compensation pursuant to the Plan.



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                  (l) "Eligible Director" means any individual serving as a
         member of the Board of Directors who is not an officer or otherwise employed by the Company or any of its Affiliates.

                  (m) "Fair Market Value" means with respect to a share of Common Stock, the last sale price on the trading day of the appropriate date of reference, or on the preceding trading day if the appropriate date was not a trading day, of one share of Common Stock on the principal exchange on which such shares are listed, or if not listed on an exchange, on the NASDAQ National Market System or any similar system then in use, or, if shares of the Common Stock are not listed on the NASDAQ Market System, the mean between the closing high bid and low asked quotations of one share of Common Stock on the date in questions as reported by NASDAQ or any similar system then in use, or, if no such quotations are available, the Fair Market Value on the date in question of one share of Common Stock as the Committee shall determine.

                  (n) "Investment Return" means, with respect to any calendar year, the average of the monthly average rates of the ten-year United States Treasury Notes for the 12-month period ending on September 30 of the preceding calendar year plus 150 basis points.




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                  (o) "Participant" means the Eligible Director who has elected to defer Compensation pursuant to Article IV of the Plan.

                  (p) "Plan" means the Acordia, Inc. Directors Deferred Compensation Plan, as set forth in this instrument and as amended from time to time.

                  (q) "Stock Compensation" means, with respect to an Eligible Director, the retainers earned by the Eligible Director for his serving in that capacity, to the extent the Eligible Director elects to have those retainers paid in the form of Common Stock.

                  (r) "Stock Deferral Account" means the bookkeeping account used to record the interest of a Participant attributable to his deferred Stock Compensation and any stock dividends paid on the Common Stock credited to his Accounts.

                  Section 2.2. Rules of Construction. The following rules of construction shall govern in interpreting the Plan.

                  (a) Governing Law. The provisions of this instrument shall be construed and governed in all respects under and by the internal laws of the State of Indiana.

                  (b) Gender. Words used in the masculine gender shall be construed to include the feminine gender, where appropriate, and vice versa.



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                  (c) Number. Words used in the singular shall be construed to include the plural, where appropriate, and vice versa.

                  (d) Headings. The headings and subheadings in the Plan are inserted for convenience of reference only and are not to be considered in the construction of any provision of the Plan.

                  (e) Savings Clause. If any provision of the Plan shall be held to be illegal or invalid for any reason, that provision shall be deemed to be null and void, but the invalidation of that provision shall not otherwise impair or affect the Plan.

                                  ARTICLE III.
                                 ADMINISTRATION

                  Section 3.1. Committee. The Company shall appoint a Committee of not less than three persons to represent the Company in all matters concerning the administration of this Plan. Members of the Company's Board of Directors are not eligible for appointment. The Company may remove a Committee member for any reason by giving him written notice and may fill any vacancies thus created. All decisions of the Committee shall be by vote of a majority of its members.

                  Section 3.2. Powers and Duties of the Committee. Subject to the specific limitations stated in this Plan, the Committee shall have the following powers, duties, and responsibilities:




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                  (a) To carry out the general administration of the Plan;

                  (b) To cause to be prepared all forms necessary or appropriate for the administration of the Plan;

                  (c) To keep appropriate books and records;

                  (d) To determine amounts to be distributed to participants and others under the provisions of the Plan;

                  (e) To determine, consistent with the provisions of this instrument, all questions of eligibility, rights, and status of Participants and others under the Plan;

                  (f) To adopt rules and regulations for the administration of the Plan, provided that the rules are not inconsistent with the provisions of this Plan, and to interpret, alter, amend, or revoke any rules and regulations they have adopted;

                  (g) To interpret, with discretionary authority, the provisions of this Plan and to resolve with discretionary authority, all disputed questions of Plan interpretation and benefit eligibility; and

                  (h) To exercise all other powers and duties specifically conferred upon the Committee elsewhere in this instrument.



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                                   ARTICLE IV.

                          ELIGIBILITY AND PARTICIPATION

                  Section 4.1. Participation. Any Eligible Director may become a Participant by electing to defer Compensation pursuant to Section 4.2.

                  Section 4.2. Election to Defer Compensation.

                  (a) Election Procedure. Within a reasonable time before the beginning of each calendar year, the Committee shall provide each Eligible Director with a Deferral Agreement. An Eligible Director may elect to defer Compensation for a calendar year by submitting a completed Deferral Agreement to the Committee prior to the first day of the calendar year. On the Deferral Agreement, the Eligible Director shall indicate the amount or percentage of his Cash Compensation, if any, to be deferred for the calendar year and the amount or percentage of his Stock Compensation, if any, to be deferred for the calendar year. Subject to Subsection (b), an election made under this Section shall be effective as of the first day of the calendar year. The election for any calendar year shall be irrevocable, but a Participant may make a new election for each calendar year in which he is an Eligible Director.

                  (b) New Participant Deferrals. If an Eligible Director becomes an Eligible Director subsequent to January 1 of a calendar year and has not previously



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         served as a member of the Board of Directors, that Eligible Director may elect within 30 days of his election as an Eligible Director to defer all or any part of his Compensation for the remainder of the calendar year in which he was elected. The Eligible Director's election shall be irrevocable. Elections for calendar years beginning after a Participant's initial deferral election shall be governed by Subsection
         (a).

                                   ARTICLE V.

                             PARTICIPANTS' ACCOUNTS

         Section 5.1. Establishment of Accounts. The Committee shall create and maintain adequate records to disclose the interest in the Plan of each Participant and Beneficiary. Records shall be in the form of individual bookkeeping accounts, which will be credited with deferrals pursuant to Section
4.2 and with dividends and Investment Return pursuant to this Article V. Each Participant who defers Cash Compensation shall have a separate Cash Deferral Account. Each Participant who defers Stock Compensation shall have a separate Stock Deferral Account and a separate Cash Deferral Account. A Participant's interest in his Accounts shall be fully vested at all times.

         Section 5.2. Cash Deferral Account.

         (a) Crediting of Cash Compensation and Deferrals. A Participant's Cash Compensation shall be credited with all Cash Compensation deferred by the Participant



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         pursuant to Section 4.2. A Participant's Cash Compensation deferral shall be credited to his Cash Deferral Account as of the date on which the deferred Cash Compensation otherwise would have been paid to the Participant.

               (b) Crediting of Investment Return. For each calendar year, a Participant's Cash Deferral Account shall be credited with an Investment Return pursuant to this Subsection.

                  (1) On or before December 31 of each year, the Company shall estimate the Investment Return for the following calendar year. The actual investment return to be credited to Participants' Cash Deferral Accounts for a calendar year shall be equal to the Investment Return.

                  (2) Investment Return shall be credited to a Participant's Cash Deferral Account monthly, on the last day of each month, based on the value of the Participant's Cash Deferral Account as of the last day of the immediately preceding month and upon the Investment Return estimated by the Company pursuant to Paragraph (1) above.

                  (3) Notwithstanding any termination of the Plan pursuant to
         Article VII, Investment Return shall continue to be credited to a Participant's Cash Deferral Account until all amounts credited to that Account have been distributed.



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                  (c) Crediting of Cash Dividends. A Participant's Cash Deferral
         Account shall be credited with the amount of any cash dividend (or the Fair Market Value of a dividend paid in property other than Common Stock) paid on Common Stock credited to the Participant's Stock
         Deferral Account.

                  Section 5.3. Stock Deferral Account.

                  (a) Crediting of Stock Deferrals. A Participant's Stock Deferral Account shall be credited with all Stock Compensation deferred by the Participant pursuant to Section 4.2. A Participant's Stock Compensation deferral shall be credited to his Stock Deferral Account as of the date on which the deferred Stock Compensation otherwise would have been paid to the Participant.

                  (b) Crediting of Stock Dividends. A Participant's Stock Deferral Account shall be credited with a number of full or fractional shares of Common Stock paid as a dividend on Common Stock credited to the Participant's Stock Deferral Account.

                  (c) Other Adjustments. The value of a Participant's Stock Deferral Account shall also be appropriately adjusted for any change in the Common Stock by reason of any recapitalization, reorganization, merger, consolidation, or any similar change affecting the Common Stock.



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         Section 5.4. Accounts Unfunded. Accounts shall be accounting accruals, in the names of Participants, on the Company's books. Accounts shall be unfunded, so that the Company's obligation to pay amounts due under the Plan is merely a contractual duty to make payments when due under the Plan. The Company's promise to pay amounts under the Plan shall not be secured in any way, and the Company shall not set aside or segregate assets for the purpose of paying its obligations under the Plan.

                                   ARTICLE VI.

                        PAYMENT OF DEFERRED COMPENSATION

         Section 6.1. General Distribution Rules. Compensation deferred under the Plan for each calendar year, together with any attributable Investment Return and dividends, shall be distributed in accordance with the election made by the Participant for that calendar year pursuant to Section 6.2. Amounts credited to a Participant's Cash Deferral Account shall be distributed in cash. Amounts credited to a Participant's Stock Deferral Account shall be distributed in the form of Common Stock, except that fractional shares of Common Stock shall be distributed in cash.

         Section 6.2. Distribution Elections. As part of his Deferral Agreement for each calendar year, a Participant may select, from among the options described in this Section, the form and time for the payment of his Compensation deferred for the calendar year (and any



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attributable Investment Return and dividends). A Participant's election for each calendar year shall be irrevocable, but the Participant may make a new election for each calendar year's deferrals.

                  (a) Time of Distribution. As part of his Deferral Agreement for each calendar year, the Participant shall specify, with respect to the Compensation deferred pursuant to the Deferral Agreement, the year to which payment of the Compensation is deferred. Amounts payable in a lump sum shall be paid on January 1 of the year to which payment has been deferred. Distribution of amounts payable in installments shall begin on January 15th of the year to which payment is deferred, and subsequent installments shall be made on January 15th of each succeeding year in the distribution period.

                  (b) Form of Distribution. As part of his Deferral Agreement for a calendar year, a Participant shall elect to have his deferred Compensation for the calendar year (and attributable Investment Return and dividends) distributed in one of the following forms:

                           (1)      A lump sum payment; or

                           (2) Substantially equal annual installments over a specified number of years not exceeding 10.

         Section 6.3. Distributions Upon Death. If a Participant dies before all amounts credited to his Accounts are distributed, the balance of his Accounts shall be paid



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to his Beneficiary in the same manner they would have been paid to the
Participant had he survived to the payment date.

               Section 6.4. Designation of Beneficiary. Each Participant, at the time he elects to participate in the Plan, shall file with the Committee a Beneficiary designation, on a form supplied by the Committee, designating one or more Beneficiaries to receive payments otherwise due to the Participant in the event of the Participant's death. A Beneficiary designation will be effective only if the signed Beneficiary designation form is filed with the Committee during the Participant's life. Filing of a completed and signed Beneficiary designation form will cancel all Beneficiary designations previously signed and filed with the Committee. A Participant may designate one or more primary Beneficiaries and one or more contingent Beneficiaries. If no designated primary Beneficiary survives the Participant, amounts remaining unpaid at the time of the Participant's death shall be paid to the contingent Beneficiary surviving the Participant who is next in the order specified by the Participant. If that contingent Beneficiary dies before receiving all of the amounts due under the Plan, the unpaid amount shall be paid to the contingent Beneficiary's estate. If no person has been designated as the Participant's Beneficiary, or if no person designated as Beneficiary survives the Participant, the Participant's estate shall be his Beneficiary.



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                                  ARTICLE VII.

                            AMENDMENT AND TERMINATION

                  Section 7.1. Amendment. The Company reserves the right to amend the Plan at any time by action of the Board of Directors. The Company, however, may not make any amendment that affects the rights of Participants or their Beneficiaries to receive payment with respect to any Compensation deferred prior to the date of the amendment.

                  Section 7.2. Termination. The Company reserves the right to terminate the Plan at any time as it deems appropriate. In the event the Company elects to terminate the Plan, the Company shall notify each Participant in writing of its intent to terminate the Plan at least two weeks prior to the termination date. In the event of termination, each Participant's Account shall be distributed in the form elected by the Participant pursuant to Section 6.2. To the extent distribution of a Participant's Account has not begun before the termination date, distribution shall commence as though the Participant had elected pursuant to Subsection 6.2(a) to have payment of his deferred Compensation under the Plan commence in the first calendar year beginning after the termination date.

                  Section 7.3. Restoration of Compensation. If the Plan is terminated pursuant to Section 7.2, then with respect to periods after the effective date of the termination, an Eligible Director's full Compensation shall be paid on a non-deferred basis.



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                                  ARTICLE VIII.

                                  MISCELLANEOUS


                  Section 8.1. Relationship. Notwithstanding any other provision of this Plan, this Plan and any action taken pursuant to it shall not be deemed or construed to establish a trust or fiduciary relationship of any kind between or among the Company, Participants, Beneficiaries, or any other persons. The Plan is intended to be unfunded for purposes of the Internal Revenue Code of 1986, as amended. The rights of Participants and Beneficiaries to receive payment of Deferred Compensation pursuant to the Plan is strictly a contractual right to payment, and this Plan does not grant, nor shall it be deemed to grant, Participants, Beneficiaries, or any other person any interest in or right to any of the funds, property, or assets of the Company other than as a general unsecured creditor of the Company.

                  Section 8.2. Nonassignability Clause. Neither a Participant nor his Beneficiary or any other person shall have any right or power to transfer, sell, assign, commute, anticipate, pledge, alienate, or otherwise convey or encumber in advance any of the payments that may become due under the Plan, and any attempt to do so shall be void. Any payments that may become due under this Plan are expressly declared to be nonassignable and nontransferable and shall not be subject to attachment, garnishment, execution, or be transferrable by operation of law in the event of



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bankruptcy, insolvency, or otherwise, except to the extent otherwise required by law.

                  Acordia, Inc. has caused this Acordia, Inc. Directors Deferred Compensation Plan to be executed by its duly authorized officers as of the ____ day of December, 1994.

                                                  ACORDIA, INC.



DATED:_____________________                       By:_________________________
                                                      Chairman and
                                                      Chief Executive Officer

ATTEST:


---------------------------
        Secretary



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